EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The Sports Club Company, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-26421) on Form S-8 and the registration statement (No. 333-38459) on Form S-3 of The Sports Club Company, Inc. of our report dated August 26, 2005, relating to the consolidated balance sheet of The Sports Club Company, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of The Sports Club Company, Inc.
Our report includes an explanatory paragraph that states that the Company has suffered recurring net losses, has a working capital deficiency, has a stockholders deficit, and is in default of certain covenant terms related to its senior debt of $100 million which matures by March 2006. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Stonefield Josephson, Inc.
Certified Public Accountants
Santa Monica, California
September 30, 2005